Exhibit 99.1

PRESS RELEASE: For Immediate Release

ANDRX REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Results include $40 million in brand disposition charges, including $26 million of goodwill, and
$49 million in tax benefit from resolved IRS audit

FORT LAUDERDALE, FLORIDA, May 4, 2005 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the three months ended March 31, 2005, which are discussed more extensively in Andrx’s Form 10-Q being filed today with the U.S. Securities and Exchange Commission (“SEC”). Andrx’s Form 10-Q is available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).

Andrx total revenues were $277.7 million for the 2005 first quarter, a 5% decrease from $292.2 million total revenues for the 2004 first quarter. The 2005 first quarter included $4.7 million in licensing and royalties revenues compared to $20.1 million in the 2004 first quarter. The Company’s 2005 first quarter net income was $35.3 million or $0.48 diluted earnings per share, a 33% increase from $26.7 million or $0.36 diluted earnings per share for the 2004 first quarter.

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,	December 31,
	2005	2004	2004
Total revenues	$277,703	$292,175	$290,042
Cost of goods sold	201,154	190,251	208,894

Gross profit	76,549	101,924	81,148

Operating expenses:
Selling, general and administrative	62,753	49,808	53,162
Research and development	11,431	10,758	8,007
Goodwill impairment charge	26,316	—	—

Total operating expenses	100,500	60,566	61,169

(Loss) income from operations	(23,951)	41,358	19,979
Other income (expense), net	1,944	1,641	1,653

(Loss) income before income taxes	(22,007)	42,999	21,632
(Benefit) provision for income taxes	(57,344)	16,337	880

Net income	$35,337	$26,662	$20,752

Earnings per share:
Basic	$0.48	$0.37	$0.28

Diluted	$0.48	$0.36	$0.28

Weighted average shares of common stock outstanding:
Basic	73,013	72,547	72,889

Diluted	73,590	73,605	73,378

Andrx Chief Executive Officer, Thomas P. Rice, said: “In the first quarter of 2005, we executed our plan to exit the brand sales and marketing business and increased our emphasis on business development, both domestically and internationally, to utilize our generic sales, marketing and distribution strengths to expand our product line and leverage our controlled-release technologies and formulation capabilities to develop pharmaceuticals for other companies. In the 2005 first quarter, our distribution business benefited from the introduction of significant new generic products and will continue to benefit from its participation in the overall growth of the generic industry. Though our generic business did not launch any new products in the first quarter, we continue to expect to launch our generic versions of Concerta®, Biaxin® XL and other products, including generic oral contraceptives later this year, and are continuing to invest in generic R&D.”

Mr. Rice added, “The sale and licensing of our Altoprev® and Fortamet® brands to First Horizon Pharmaceutical® Corporation was a key event. This transaction both eliminated significant operating losses from our operations and should provide us with a total of $85 million in proceeds, which we will begin to recognize in the second quarter of 2005.”

Highlights for First Quarter 2005

•	We consummated our transaction with First Horizon on March 28, 2005, for the sale and licensing of certain rights and assets related to our brand pharmaceutical products, Altoprev and Fortamet. We have received $73.3 million to date of the $85.0 million we anticipate receiving under our agreement. We also entered into a ten-year manufacturing and supply arrangement. We will defer revenue recognition of all up front monies received, which will be recognized on a straight-line basis over the ten-year term of our manufacturing and supply agreement. We are also entitled to receive royalties of 15% and 8% on First Horizon’s net sales, as defined, of Altoprev and Fortamet, respectively. We have retained our obligation to pay a royalty to Sandoz, Inc., subject to certain annual minimums ranging from $4.0 million to $5.0 million and a $10.0 million maximum, related to First Horizon’s net sales of Fortamet.

•	Subsequent to the First Horizon transaction, we determined that goodwill of $26.3 million related to our brand business was impaired and, consequently, recorded a $26.3 million non-cash charge to operations. Additional expenses incurred in connection with the disposition of our brand business consisted of approximately $10.0 million in personnel-related charges included in SG&A and $3.8 million in other charges, primarily consisting of $1.0 million for write-offs of inventory charged to cost of goods sold, and $2.3 million for write-offs of product samples charged to SG&A. These charges total $40.1 million and represent approximately $0.34 per diluted share at an effective tax rate of 38%.

•	Our operating results for the quarter reflect a $57 million benefit for income taxes. This income tax benefit includes (i) an $8.4 million tax benefit related to the loss before income taxes for the 2005 first quarter at our estimated overall effective tax rate of 38%, and (ii) the recognition of a tax benefit of approximately $49 million, or $0.67 per diluted share, related to the completion of the IRS’ audit of our 2003 tax return. As previously disclosed, our 2003 tax return reflected a significant tax loss as the result of certain ordinary business developments. We had recorded accrued income tax contingencies of $32.3 million as of December 31, 2004 related to this matter. As a result of the resolution of this matter with the IRS, we reversed the accrued tax contingencies and recognized the remaining tax-effected net operating loss carryforward of $16.6 million.

•	Revenue from distributed products increased $6.2 million, or 3.6%, to $179.7 million, compared to $173.5 million in the first quarter of 2004 due to the introduction of generic versions of Duragesic® and Neurontin® as well as increased flu products sales, partially offset by the impact of lower prices on existing products due to competition. Distributed gross margins were consistent between comparable quarters at 18.4%. On a sequential basis, revenue from distributed products decreased $1.6 million, or 1.0%, compared to the fourth quarter of 2004.

•	Revenue from generic products decreased $8.2 million, or 9.9%, to $74.8 million, compared to $83.1 million for the first quarter of 2004. The revenue decline was primarily due to lower prices and volumes on existing products. The revenue decline and product mix resulted in a gross margin of 37.1% for the

2005 quarter compared to 47.0% for the comparable 2004 quarter. On a sequential basis, revenue from generic products decreased $4.7 million, or 6.0%, compared to the fourth quarter of 2004.

•	Revenue from brand products increased $2.2 million, or 13.9%, to $17.6 million, compared to $15.4 million for the first quarter of 2004. As discussed above, we are in the process of disposing of our brand business. On a sequential basis, revenue from brand products decreased $5.3 million, or 23.2%, compared to the fourth quarter of 2004.

•	Revenue from licensing and royalties decreased $15.4 million, or 76.6%, to $4.7 million, compared to $20.1 million for the first quarter of 2004. The decrease is primarily due to the licensing and royalties revenues we earned in the 2004 quarter from our agreement related to generic Wellbutrin SR®, which ended September 2004. On a sequential basis, revenue from licensing and royalties decreased $1.4 million, or 22.9%, compared to the fourth quarter of 2004.

•	Gross profit decreased $25.4 million, or 24.9%, to $76.5 million, compared to $101.9 million for the first quarter of 2004. Gross margin decreased to 27.6%, compared to 34.9% for the first quarter of 2004. On a sequential basis, gross profit decreased $4.6 million, or 5.7%, compared to $81.1 million for the fourth quarter of 2004. Gross margin decreased from 28.0% for the fourth quarter of 2004 primarily due to lower licensing and royalties revenues.

•	Selling general and administrative expenses were $62.8 million, or 22.6% of total revenues, compared to $49.8 million, or 17.0% of total revenues for the first quarter of 2004. Excluding the brand business for both periods, SG&A expenses were $37.1 million, compared to $34.0 million for the first quarter of 2004. This increase was primarily attributable to increased corporate overhead of $1.3 million primarily related to the support and maintenance of our JDE ERP system and increased distribution expenses of $1.4 million. SG&A expenses for our brand segment were $25.7 million, compared to $15.8 million for the first quarter of 2004, due to $12.3 million in charges associated with the disposition of our brand business as discussed above. Excluding the brand business, on a sequential basis, SG&A increased $3.6 million, or 10.9%, compared to the fourth quarter of 2004.

•	R&D expenses were $11.4 million, compared to $10.8 million in the first quarter of 2004, an increase of 6.3%. The increase in R&D spending was attributable to our generic product development program, offset by a decrease in brand R&D. On a sequential basis, R&D expenses increased $3.4 million, or 42.8%, compared to the fourth quarter of 2004.

•	Net income was $35.3 million, or $0.48 diluted earnings per share, for the first quarter of 2005, compared to net income of $26.7 million, or $0.36 diluted earnings per share, for the first quarter of 2004. On a sequential basis, net income increased $14.6 million, or 70.3%, compared to the fourth quarter of 2004. Diluted earnings per share increased $0.20, or 71.4%, compared to the fourth quarter of 2004.

•	Cash, cash equivalents, and short and long-term investments available-for-sale totaled $313.4 million as of March 31, 2005, an increase of more than $103 million.

•	Capital expenditures were $8.9 million for the 2005 first quarter and are estimated at approximately $50.0 million for 2005, mainly for facilities, machinery and equipment primarily related to manufacturing and research and development.

ANDRX CORPORATION AND SUBSIDIARIES

Unaudited Revenues and Gross Profit

	Three Months Ended
	March 31,	March 31,	December 31,
	2005	2004	2004
		($ in thousands)
Distributed Products
Net revenues	$179,725	$173,495	$181,367
Gross profit	33,047	31,911	34,753
Gross margin	18.4%	18.4%	19.2%

Andrx Products – Generic
Net revenues	$74,818	$83,056	$79,557
Gross profit	27,734	39,056	24,856
Gross margin	37.1%	47.0%	31.2%

Andrx Products – Brand
Net revenues	$17,596	$15,444	$22,913
Gross profit	10,663	10,777	15,334
Gross margin	60.6%	69.8%	66.9%

Andrx Products-Total
Net revenues	$92,414	$98,500	$102,470
Gross profit	38,397	49,833	40,190
Gross margin	41.5%	50.6%	39.2%

TOTAL PRODUCT REVENUES
Net revenues	$272,139	$271,995	$283,837
Gross profit	71,444	81,744	74,943
Gross margin	26.3%	30.1%	26.4%

LICENSING AND ROYALTIES
Net revenues	$4,709	$20,135	$6,108
Gross margin	100.0%	100.0%	100.0%

OTHER
Net revenues	$855	$45	$97
Gross profit	396	45	97
Gross margin	46.3%	100.0%	100.0%

TOTALS
Net revenues	$277,703	$292,175	$290,042
Gross profit	76,549	101,924	81,148
Gross margin	27.6%	34.9%	28.0%

Andrx Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$75,229	$42,290
Short-term investments available-for-sale, at market value	147,851	44,815
Accounts receivable, net	132,794	144,025
Inventories	183,747	197,304
Other	125,358	130,505

Total current assets	664,979	558,939

Long-term investments available-for-sale, at market value	90,333	122,962
Property, plant and equipment, net	285,261	284,105
Goodwill	7,665	7,665
Other intangible assets, net	9,719	7,106
Other assets	10,481	8,936

Total assets	$1,068,438	$989,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$100,067	$105,715
Accrued expenses and other liabilities	110,645	139,658

Total current liabilities	210,712	245,373

Other liabilities	120,509	45,579

Total liabilities	331,221	290,952

Total stockholders’ equity	737,217	698,761

Total liabilities and stockholders’ equity	$1,068,438	$989,713

Conference Call & Live Web Cast

Date:	Thursday, May 5, 2005
Time:	8:00 AM ET
Live Webcast:	http://www.andrx.com, link to Investor Relations/IR Events

About Andrx Corporation:

We are a pharmaceutical company that:

•	develops, manufactures and commercializes generic versions of controlled-release, niche and immediate-release pharmaceutical products, including oral contraceptives;

•	distributes pharmaceuticals, primarily generics, which have been commercialized by others, as well as our own, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing our patented technologies and formulation capabilities.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, our dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation and future product launches; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; government regulation generally; competition; manufacturing capacities, safety issues, output and quality processes; our ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; our ability to meet the supply and manufacturing requirements of the First Horizon agreement; the consolidation or loss of customers; our relationship with our suppliers; the success of our joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; our inability to obtain sufficient supplies and/or active pharmaceuticals from key suppliers; the impact of sales returns and allowances; product liability claims; rising costs and limited availability of product liability and other insurance; recent management changes and the potential loss of senior management and other key personnel; failure to comply with environmental laws; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals, and our ability to commercialize all of our pre-launch inventory. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed herein or detailed from time to time in our Annual Report on form 10-K for the year ended December 31, 2004 or in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our Annual Report on form 10-K for the year ended December 31, 2004 and in our other SEC filings.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Contacts: Phone:	954-382-7600 Angelo C. Malahias, President or John M. Hanson, Senior Vice President & Chief Financial Officer

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